NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION OBTAINS

$160 MILLION CREDIT FACILITY

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON,

FLORIDA, DECEMBER 22, 2005

SBA Communications Corporation (including its subsidiaries, “SBA” or the “Company”) announced today that its wholly owned subsidiary, SBA Senior Finance II, LLC (“SBASFII”), has obtained a $160 million senior secured revolving credit facility. This facility was provided by a syndicate of lenders. GE Capital Markets, Inc. is the lead arranger and bookrunner for the new facility. GE Commercial Finance serves as the administrative agent, TD Securities (USA) LLC serves as co-lead arranger and syndication agent, Deutsche Bank Structured Products, Inc. and Lehman Commercial Paper Inc. serve as co-documentation agents. The new facility replaces the Company’s prior credit facility which was assigned and became the mortgage loan underlying the Company’s recent $405 million commercial mortgage-backed securities issuance.

The new facility consists of a $160 million revolving loan which may be borrowed, repaid and redrawn, subject to compliance with certain covenants that the Company believes provide substantially more flexibility to the Company than the prior facility. The new facility will mature on December 21, 2007. Amounts borrowed under the facility will accrue interest at LIBOR plus a margin that ranges from 75 basis points to 200 basis points or at Base Rate plus a margin that ranges from 12.5 basis points to 100 basis points. Amounts borrowed under this facility will be secured by a first lien on substantially all of SBASFII’s assets and are guaranteed by the Company and certain of its other subsidiaries.

“We are pleased to put in place a senior credit facility that will serve as an additional source of liquidity and provide us with more flexibility as we continue to grow our Company,” commented Jeffrey A. Stoops, President and Chief Executive Officer of SBA.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including the Company’s expectations regarding liquidity, its ability to grow the Company, and the flexibility provided the Company under the covenants of the new credit facility. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2005. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. These factors include the ability of the Company and the Borrower to comply with the covenants in the new facility, the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, and the future financial performance of the Company on such compliance. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.